Exhibit F-3(a)

                              National Fuel Gas Company
                                 10 Lafayette Square
                               Buffalo, New York 14203


          Anna Marie Cellino
               Secretary

                                                  August 20, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

               Re:  National Fuel Gas Company
                    National Fuel Gas Distribution Corporation
                    National Fuel Gas Supply Corporation
                    Seneca Resources Corporation
                    National Fuel Resources, Inc.
                    Utility Constructors, Inc.
                    Horizon Energy Development, Inc.
                    File No. 70-8541
                    ------------------------------------------

          Ladies and Gentlemen:

                    This opinion relates to the joint application or declaration on Form U-1, as amended, filed on December 29, 1994 by National Fuel Gas Company ("National"), National Fuel Gas Distribution Corporation ("Distribution"), National Fuel Gas Supply Corporation ("Supply"), Seneca Resources Corporation ("Seneca"), National Fuel Resources, Inc. ("NFR"), Utility Constructors, Inc. ("Utility Constructors") and Horizon Energy Development, Inc. ("Horizon") and the acquisition by National of $30,000,000 in long-term unsecured notes issued by Distribution (the "Distribution Notes"), $10,000,000 in long-term unsecured notes issued by Supply (the "Supply Notes"), $50,000,000 in long-term unsecured notes issued by Seneca (the "Seneca Notes") and $10,000,000 in long-term unsecured notes issued by Horizon (the "Horizon Notes").

                    I am of the opinion that:

                    1. Distribution and Horizon are corporations validly organized and duly existing under the laws of the State of New York.

                    2. Supply and Seneca are corporations validly organized and duly existing under the laws of the Commonwealth of Pennsylvania.

                    3. The foregoing transactions have been consummated in accordance with the application or declaration, as amended, and the orders of the Securities and Exchange Commission thereon.

                    4. All state laws applicable to the transactions have been complied with.

                    5. The Distribution Notes, the Supply Notes, the Seneca Notes and the Horizon Notes are valid and binding obligations of Distribution, Supply, Seneca and Horizon, respectively, enforceable in accordance with their terms, except as limited by
                         (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws of general application relating to or affecting creditors' rights and remedies, and (ii) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law), including, without limitation (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (y) concepts of materiality, commercial reasonableness, good faith, fair dealing and equitable subordination.

                    6. National has legally acquired each of the Distribution Notes, the Supply Notes, the Seneca Notes and the Horizon Notes.

                    7. The legal rights of the holders of any securities issued by National, Distribution, Supply, Seneca, NFR, Utility Constructors and Horizon have not been violated by the transactions.

                    I am a member of the Bar of the State of New York and do not hold myself out as an expert of the laws of any other state. Although I am not a member of the Bar of the State of Pennsylvania, I have studied the relevant laws of that state in order to render certain of the opinions set forth above. Accordingly, this opinion is expressly limited to the laws of such jurisdictions as they relate to the matters covered herein.

                    I hereby consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.


                                             Very truly yours,


                                              /s/ Anna Marie Cellino
                                             -----------------------------
                                                Anna Marie Cellino